CMA Multi-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 03/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the year ended March 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/01/2005	$24,205	California Housing Finance Agency	1.00%	02/01/2026
05/16/2005	25,500	California Housing Finance Agency	1.06	02/01/2032
05/19/2005	5,165	California Housing Finance Agency	5.00	02/01/2035
05/19/2005	15,930	California Housing Finance Agency	1.01	08/01/2032
06/01/2005	4,400	California Housing Finance Agency	5.00	02/01/2026
06/27/2005	1,700	California Housing Finance Agency	5.00	02/01/2035
06/28/2005	5,000	California Housing Finance Agency	5.00	02/01/2035
06/29/2005	5,000	California Housing Finance Agency	5.00	02/01/2035
08/02/2005	26,300	California Housing Finance Agency	1.06	02/01/2032
11/02/2005	8,000	California Housing Finance Agency	1.49	02/01/2031
11/02/2005	17,930	California Housing Finance Agency	1.06	02/01/2032